UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2009

ABLEAUCTIONS.COM, INC.
(Exact name of Registrant as specified in charter)

Florida	000-28179	59-3404233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite 454 - 4111 Hastings Street
Burnaby BC V5C 6T7 Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-293-3933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2.01        Completion of Acquisition or Disposition of Assets

On March 13, 2009 our wholly-owned subsidiary, 0716590 BC Ltd., entered into a Contract of Purchase and Sale (the “Agreement”) for sale of the real property located at 1963 Lougheed Highway, Coquitlam, British Columbia.  The property consists of approximately 19,646 square feet of commercial space and approximately 2,300 square feet of residential space and is located on approximately eight-tenths of an acre.  The purchaser is Business World Development Inc., a party unrelated to our company or any of our officers or directors (the “Purchaser”).

The sale was completed on November 2, 2009. The Purchaser paid CDN$3,400,000 for the property.

We provided financing to the Purchaser.  We have agreed to finance 80% of the purchase price, or $2,720,000.  The loan has a term of 7 years and bears simple interest at the rate of 6.5% per annum.  The payments are amortized over 20 years.  The loan is secured by a mortgage, including an assignment of rents, recorded against the property.

The Agreement is subject to certain conditions, as more fully set forth therein.

Item 8.01.       Other Events

Effective October 23, 2009, our mailing address is Suite 454 - 4111 Hastings Street Burnaby BC V5C 6T7 Canada.  Our new telephone number is (604) 293-3933 and our new facsimile number is (604) 293-3934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

Dated: November 6, 2009	By:	/s/ Abdul Ladha
Abdul Ladha
Chief Executive Officer